   Exhibit 99.1

September 12, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Brad Borror
918-588-7582

ONEOK and ONEOK Partners to Hold
Annual Investor Conference and Webcast

2013 Earnings Guidance and Three-year Forecasts to be Discussed

TULSA, Okla. – Sept. 12, 2012 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will hold their annual investor conference on Tuesday, Sept. 25, 2012, in New York City, from 9 a.m. Eastern Daylight Time (8 a.m. Central Daylight Time) to noon Eastern Daylight Time (11 a.m. Central Daylight Time).  The meeting also will be carried live on ONEOK’s and ONEOK Partners’ websites.

The meeting will be hosted by John W. Gibson, chairman and chief executive officer of ONEOK and ONEOK Partners.

ONEOK’s and ONEOK Partners’ management team will present, including:
·	Terry K. Spencer, president of ONEOK and ONEOK Partners;
·	Pierce H. Norton II, executive vice president and chief operating officer of ONEOK and ONEOK Partners; and
·	Robert F. Martinovich, executive vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners.

Other members of ONEOK’s and ONEOK Partners’ management teams will be available for questions.

At the meeting, ONEOK and ONEOK Partners will discuss 2013 earnings guidance that will be announced on Sept. 24, 2012.

In addition, ONEOK and ONEOK Partners will update their three-year financial forecasts.  ONEOK will update its three-year net income and dividend growth forecasts, and ONEOK Partners will update its three-year EBITDA (earnings before interest, taxes, depreciation and amortization) and distribution growth forecasts.

The webcast can be accessed on ONEOK’s and ONEOK Partners’ websites at www.oneok.com and www.oneokpartners.com.  A replay of the webcast will be available for 30 days after the conference.

-more-

ONEOK and ONEOK Partners to Hold Annual Investor Conference and Webcast

September 12, 2012

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company. We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid- Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For more information, visit the websites at www.oneok.com and www.oneokparters.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

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